FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES ANNOUNCES
STOCK PURCHASE PROGRAM

HOUSTON, Texas (June 25, 2007) — Harvest Natural Resources, Inc. (NYSE: HNR) today announced that its Board of Directors has authorized the purchase of up to $50 million of Harvest’s common stock through open market purchases from time to time.

Harvest President and Chief Executive Officer, James A. Edmiston, said, “Having achieved Venezuelan National Assembly approval for the formation of Petrodelta, we have eliminated much of the uncertainty that has negatively affected the value of our share price and hindered our plans for further development in Venezuela and elsewhere. We are confident an investment in the shares of our company represents an attractive alternative to holding cash in excess of our expected near-term needs.”

Edmiston continued, “Given our cash balances and the expectation Petrodelta will internally fund its activities, we have sufficient cash to undertake this buyback program as well as to fund an active development and exploration program in other countries. A continued open market share purchase program should enhance the shareholder returns expected as we expand production and reserves in Venezuela and execute on our growth plans.”

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Harvest’s common stock.

Harvest Natural Resources, Inc. headquartered in Houston, Texas, is an independent oil and gas production and development company with principal operations in Venezuela and business development offices in Russia and the United Kingdom. Additional information regarding Harvest, including information regarding its operations in Venezuela and the newly awarded oil and gas fields, is available on Harvest’s website at www.harvestnr.com.

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CONTACT:
Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 899-5714

“This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2006 Annual Report on Form 10-K and other public filings.”